Exhibit 99

  MemberWorks Announces Pricing of $75 Million of Convertible Senior
                          Subordinated Notes

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 25, 2003--MemberWorks Incorporated (Nasdaq: MBRS) announced today the pricing of its offering of $75 million of convertible senior subordinated notes ("Notes") due 2010, to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. MemberWorks has also granted the initial purchasers of this offering a 30-day option to purchase an additional $15 million of the Notes. The sale of the Notes is expected to close on September 30, 2003 and is subject to customary closing conditions.
    The Notes will bear interest at the rate of 5.5% per year and will be convertible into shares of MemberWorks common stock at the option of the holder at a conversion price of approximately $40.37 per share, which is equivalent to an initial conversion rate of approximately
24.7739 shares per $1,000 principal amount of the Notes. The conversion price represents a 35% premium over the closing sale price of MemberWorks common stock on September 24, 2003.
    MemberWorks intends to use the net proceeds from this offering to fund the purchase price for up to 500,000 shares of its common stock that will be repurchased simultaneously with or after the issuance of the Notes, as well as for general corporate purposes, including mergers and acquisitions and additional repurchases of MemberWorks common stock under its stock buyback program.
    Neither the Notes nor the shares of common stock issuable upon conversion of the Notes have been registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
    This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

    About MemberWorks

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative membership programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, computing, fashion and personal security. As of June 30, 2003, 6.3 million retail members are enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. MemberWorks is the trusted marketing partner of leading consumer-driven organizations and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward-Looking Information" in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC.

    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203-324-7635
              or
             Sapphire Investor Relations, LLC
             Erica Mannion, 415-399-9345